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                                                                   EXHIBIT 10.10

                            [INTERWOVEN LETTERHEAD]

January 20, 1997

John Chang
915 Lantana Dr
Sunnyvale, CA 94086

RE:  Offer Letter

Dear John,

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you a position as Vice President of Marketing starting by February 3, 1997, at a base monthly salary of $10,417 payable monthly. Interwoven will provide you with basic medical insurance coverage from Lifeguard. You will also be entitled to the benefits that Interwoven customarily makes available to employees in positions comparable to yours.

     In addition, the Company's Board of Directors has authorized the issuance to you of options to purchase 180,000 shares (the "Options") of Company Common Stock at a price to be determined by the Board of Directors. The Options will be issued pursuant to the Company's 1996 Option Plan and will vest with respect to 25% of the shares subject to the Options one year after the date of the grant and, thereafter, with respect to an additional 1/48 of shares subject to the Options at the end of each calendar month after the first anniversary of the date of grant. The right to exercise any vested Options shall expire within forty-five (45) days of the termination of your employment with Interwoven.

     You will have a bonus plan which will include additional stock options and cash payments. For on-plan performance, you should expect a total cash compensation to be $200,000 for 1997 and an additional 30,000 options of shares. For outstanding performance, you should expect that your total cash compensation for 1997 to be $250,000 and to have an additional 60,000 options. We will, in good faith, work out the details of the definitions for on-plan performance and outstanding performance. But as a first cut, I would measure on-plan performance as Interwoven achieving a $3,000,000 revenue for 1997. For outstanding performance, I would include a profitability measure and a $4,500,000 revenue target.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his or
                          --------
her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.
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Page 2

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will relationship employment. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by January 21, 1997.

                                    Yours truly,
                                    /s/ Peng T. Ong
                                    Peng T. Ong
                                    President and CEO

ACCEPTED:
/s/ John Chang
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John Chang

1/20/97
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Date